File Pursuant to Rule 424(b)(3)

Registration No. 333-262271

Supplement dated September 25, 2025 to the

Hartford Schroders Private Opportunities Fund Prospectus

Class A Shares, Class I Shares and Class SDR Shares

Dated July 28, 2025

This Supplement contains new and additional information and should be read in connection with your Prospectus. Please review this important information carefully.

Effective as of November 3, 2025, each prospective investor in the Fund will not be required to certify that he or she is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended. Effective as of that same date, all references to “accredited investor” and related investor qualification criteria will be deleted from the Prospectus.

This Supplement should be retained with your Prospectus for future reference.

HV-7756	September 2025